Exhibit (s)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

Franklin Lexington Private Markets Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock	Rule 457(o)	(2)	(2)	$2,000,000,000(3)	$153.10	$306,200

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities	Equity	Common Stock	Rule 415(a)(6)	629,306,191		$2,000,000,000			N-2	333- 276789	August 13, 2024	$295,200

	Total Offering Amounts					$4,000,000,000

	Total Fees Previously Paid											$295,200

	Total Fee Offsets

	Net Fee Due							$306,200

(1)

Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement carries forward 629,306,191 of shares of common stock that were previously registered pursuant to Registrant’s Registration Statement on Form N-2 (File No. 333-276789) effective August 13, 2024 (the “Prior Registration Statement”) and which remain unsold as of the filing date of this Registration Statement (the “Unsold Shares”).

(2)

The Registrant hereby offers up to an additional $2,000,000,000 of shares of common stock pursuant to this Registration Statement, for a maximum aggregate amount of $4,000,000,000 of shares of common stock, including the Prior Registration Statement, as amended hereby.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.